Exhibit 10.1
STOCK OPTION AGREEMENT
This Stock Option Agreement (“Agreement”), dated as of [OPTION DATE], between RSC Holdings Inc., a Delaware corporation (the “Company”), and [PARTICIPANT NAME] (the “Participant”) who has indicated acceptance of the terms of this Agreement in accordance with the procedures established by the Company, is being entered into pursuant to the RSC Holdings Inc. Amended and Restated Stock Incentive Plan (the “Plan”). The meaning of capitalized terms used in this Agreement may be found in Section 6 or, if not present in Section 6, in the Plan.
The Company and the Participant hereby agree as follows:
Section 1. Grant of Options.
(a) Confirmation of Grant. The Company hereby evidences and confirms, effective as of the Grant Date, its grant to the Participant of Options to purchase the number of Common Shares specified on Schedule A hereto. The Options are intended to be non-qualified stock options under the Code. This Agreement is entered into pursuant to, and the terms of the Options are subject to, the terms of the Plan, which has been distributed to the Participant along with this Agreement. Except as explicitly provided for herein, if there is any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern.
(b) Option Price. Each Common Share covered by the Option shall have the Option Price specified on Exhibit A hereof.
Section 2. Vesting and Exercisability. Except as otherwise provided in Section 5 of this Agreement, the Options shall become vested as follows: _____________________________________  , subject to the continuous service of the Participant with the Company until the applicable vesting date; provided that if the Participant’s service with the Company is terminated in a Special Termination (i.e., by reason of the Participant’s death or Disability), any Options held by the Participant shall immediately vest as of the effective date of such Special Termination.
Section 3. Termination of Options.
(a) Normal Termination Date. Unless earlier terminated pursuant to Section 3(b) or Section 5, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Termination Date”), if not exercised prior to such date.
(b) Early Termination. If the Participant’s service with the Company terminates for any reason, any Options held by the Participant that have not vested before the effective date of such termination of service (determined without regard to any statutory or deemed or express contractual notice period) or that do not become vested on such date in accordance with Section 2 shall terminate immediately upon such termination of service (determined without regard to any statutory or deemed or express contractual notice period) and, if the Participant’s service is terminated for Cause, all Options (whether or not then vested or exercisable) shall automatically terminate immediately upon such termination. All vested Options held by the Participant following the effective date of a termination of service (other than for Cause) shall remain exercisable until the first to occur of: (i) in the event of a termination that is not a Special Termination the 90th day following the effective date of the Participant’s termination of service (determined without regard to any deemed or express statutory or contractual notice period), or in the case of a Special Termination the 180th day following the effective date of the Participant’s termination of service (determined without regard to any deemed or express statutory or contractual notice period), whichever is applicable; (ii) the Normal Termination Date; or (iii) the cancellation of the Options pursuant to Section 5(a) (the earliest to occur of such events is the “Expiration Date” of the Options). Any unexercised Options shall automatically terminate upon the Expiration Date.
Section 4. Manner of Exercise.
(a) General. Subject to such reasonable administrative regulations as the Board may adopt from time to time, the Participant may exercise vested Options by delivering to the Company (1) an option exercise form in the form specified by the Company, or through such procedures, electronic or otherwise, that the Company may adopt for such exercise, in either case specifying the proposed date on which the Participant desires to exercise a vested Option (the “Exercise Date”) and the number of whole shares with respect to which the Options are being exercised (the “Exercise Shares”) and (2) the aggregate Option Price for such Exercise Shares (the “Exercise Price”).
(b) Payment of Exercise Price and Satisfaction of Tax Withholding Obligations. Unless otherwise determined by the Board, on or before the Exercise Date the Participant shall deliver to the Company full payment of the Exercise Price for the Exercise Shares plus any amounts required to satisfy the Company’s withholding obligations related to the federal, state, local and foreign taxes or other similar taxes, charges or fees which arise in connection with such exercise of the Option, which payment may be made in one or more of the following forms:
(1) Cash, or cash equivalents satisfactory to the Company in United States dollars; or
(2) Provided that at the time of exercise the Common Shares are publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.
Additionally, at the time of exercise of the Option, the Board, in its sole discretion and subject to such terms and conditions as it may establish, may permit the Participant to elect to tender a whole number of Common Shares issuable upon exercise of the Option to satisfy, in whole or in part, the Company’s withholding obligations related to the federal, state, local and foreign taxes or other similar taxes, charges or fees which arise in connection with such exercise of the Option. In no event shall any whole number of Common Shares so tendered have a Fair Market Value, determined on the date of exercise of the Option, in excess of the minimum amount required to be withheld by law (or such lower amount as may be necessary to avoid adverse accounting consequences with respect to the Option). Any adverse consequences to the Participant arising in connection with such share withholding procedure shall be the Participant’s sole responsibility.
(c) Issuance of Shares. After the Participant has satisfied all the conditions necessary to exercise the Option with respect to the Exercise Shares, including satisfaction of the applicable tax withholding obligations, the Company shall direct the issuance of the Exercise Shares, less any Exercise Shares that are withheld to satisfy the Company’s tax withholding obligation, if applicable, (the “Issuable Shares”) to be registered by the Company’s transfer agent. As a condition to the issuance of the Issuable Shares, the Company may require the Participant to furnish or execute such other documents as the Company shall reasonably deem necessary (1) to evidence such exercise, or (2) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.
(d) Tolling of Exercise Period Due to Securities Law Prohibition on Exercise. In the event that the exercise of this Option by the Participant is prohibited by the operation of the Securities Act or other applicable state or non-U.S. securities laws or any other law, the periods for exercising this Option set forth in Section 3(a) and 3(b) hereof (other than in the case of a termination for Cause) shall be extended for the period of such prohibition plus seven (7) days; provided, however, that in no event shall the period for exercising the Option be extended beyond the Normal Termination Date.
(e) Tolling of Exercise Period Due to Trading Blackout. In the event that the Company determines that the Participant is subject to its policy regarding insider trading of the Company’s stock and the Expiration Date of the Option is scheduled to occur on a day that does not occur during an “open window period” applicable to the Participant, as determined by the Company in accordance with such policy, then the periods for exercising this Option set forth in Section 3(a) and 3(b) hereof (other than in the case of a termination for Cause) shall be extended for the period of such prohibition plus seven (7) days; provided, however, that in no event shall the period for exercising the Option be extended beyond the Normal Termination Date.
Section 5. Change in Control.
(a) Vesting and Cancellation. Except as otherwise provided in this Section 5, in the event of a Change in Control, all then-outstanding Options (whether vested or unvested) shall be canceled in exchange for a payment having a value equal to the excess, if any, of (i) the product of the Change in Control Price multiplied by the aggregate number of shares covered by all such Options immediately prior to the Change in Control over (ii) the aggregate Option Price for all such shares, to be paid as soon as reasonably practicable, but in no event later than 30 days following the Change in Control.
(b) Alternative Award. Notwithstanding Section 5(a), no cancellation, termination, or settlement or other payment shall occur with respect to any Option if the Board reasonably determines prior to the Change in Control that the Participant shall receive an Alternative Award meeting the requirements of the Plan. Notwithstanding anything to the contrary set forth in the Plan, any Alternative Award shall be deemed to have a substantially equivalent economic value to the Option if the Alternative Award reflects the intrinsic value of the Option, if any, determined at the time of the Change in Control. Therefore, if at the time of the Change in Control the Options do not have any intrinsic value (i.e., the Exercise Price is not less than the Change in Control Price), then the Company shall have no obligation to issue an Alternative Award or pay any cash settlement in exchange for cancellation of the Options.
(c) Limitation of Benefits. If, whether as a result of accelerated vesting, the grant of an Alternative Award or otherwise, the Participant would receive any payment, deemed payment or other benefit as a result of the operation of Section 5(a) or Section 5(b) that, by itself or together with any other payment, deemed payment or other benefit the Participant may receive under any other plan, program, policy or arrangement, would (1) constitute an “excess parachute payment” under section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code, then, notwithstanding anything in this Section 5 to the contrary, the payments, deemed payments or other benefits such Participant would otherwise receive under Section 5(a) or Section 5(b) shall be reduced to the extent necessary to eliminate any such excess parachute payment and such Participant shall have no further rights or claims with respect thereto. If a reduction in payments or benefits is necessary, reduction shall occur in the following order unless Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the payment): reduction of cash payments, cancellation of accelerated vesting of equity awards; reduction of other benefits. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant of such equity award (i.e., the earliest granted equity award cancelled last) unless Participant elects in writing a different order for cancellation.
Section 6. Certain Definitions. As used in this Agreement, capitalized terms that are not defined herein have the respective meaning given in the Plan, and the following additional terms shall have the following meanings:
“Agreement” means this Participant Stock Option Agreement, as amended from time to time in accordance with the terms hereof.
“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.
“Company” means RSC Holdings Inc., provided that for purposes of determining the status of Participant’s service with the “Company,” such term shall include the Company and its Subsidiaries.
“Participant” means the grantee of the Options, whose name is set forth on the signature page of this Agreement; provided that for purposes of Section 4 and Section 7, following such person’s death “Participant” shall be deemed to include such person’s beneficiary or estate and following such Person’s Disability, “Participant” shall be deemed to include such person’s legal representative.
“Exercise Date” has the meaning given in Section 4(a).

“Exercise Price” has the meaning given in Section 4(a).
“Exercise Shares” has the meaning given in Section 4(a).
“Grant Date” means the date of this Agreement, which is the date on which the Options are granted to the Participant.
“Normal Termination Date” has the meaning given in Section 3(a).
“Option” or “Options” means the right granted to the Participant hereunder to purchase the number of Common Shares specified on Schedule A hereto for a purchase price with respect to each Common Share equal to the Option Price, subject to the terms of this Agreement and the Plan.
“Option Price” means, with respect to each Common Share covered by an Option, the purchase price specified on Schedule A hereto for which the Participant may purchase such Common Share upon exercise of an Option.
“Plan” means the RSC Holdings Inc. Amended and Restated Stock Incentive Plan.
“Securities Act” means the United States Securities Act of 1933, as amended, or any successor statute, and the rules and regulations thereunder that are in effect at the time, and any reference to a particular section thereof shall include a reference to the corresponding section, if any, of such successor statute, and the rules and regulations.
“Special Termination” means a termination of the Participant’s service as a result of his or her death or Disability.
Section 7. Miscellaneous.
(a) Withholding. The Company or one of its Subsidiaries may require the Participant to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, vesting, exercise or purchase of the Options.
(b) Authorization to Share Personal Data. The Participant understands that the Company, and/or its Affiliates hold certain personal information about the Participant, including but not limited to the Participant’s name, home address, telephone number, date of birth, national social security or social insurance number, salary, nationality, job title, and details of all Common Shares granted, cancelled, vested, unvested, or outstanding (the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” within the meaning of applicable local law. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about the Participant. The Participant hereby provides express consent to the Company and/or its Affiliates to collect, hold, and process any such Personal Data and Sensitive Personal Data. The Participant also hereby provides express consent to the Company and/or its Affiliates to transfer any such Personal Data and Sensitive Personal Data outside the country in which the Participant is employed or retained, including the United States. The legal persons for whom such Personal Data are intended are the

Company, its Affiliates and any company providing services to the Company or its Affiliates in connection with the administration of the Plan. The Participant has been informed of the Participant’s right to access and correct the Participant’s Personal Data by applying to the Company’s Human Resources Department.
(c) Authorization of Electronic Delivery. The Participant understands that any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s website, intranet, or designated internet site and consents to such electronic delivery as a condition of the grant of the Options. Participant hereby acknowledges receipt of the Plan and the Plan prospectus.
(d) Tax Advice. The Participant understands and acknowledges that (1) the Company has advised that the Participant should seek independent professional advice regarding the tax consequences of the Options, (2) the Company has not provided the Participant with any tax advice relating to the Options, and (3) any tax information provided by the Company that relates to the Options is for informational purposes only and may not be relied upon by the Participant.
(e) No Rights as Stockholder; No Voting Rights. The Participant shall have no rights as a stockholder of the company with respect to any Common Shares covered by the Options until the exercise of the Options and delivery of the Common Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the delivery of the Common Shares.
(f) No Right to Continued Service. Nothing in this Agreement shall be deemed to confer on the Participant any right to continue in the employ or service of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such service at any time.
(g) No Notification of Expiration of Options. Nothing in this Agreement or in any document or communication delivered to the Participant shall be deemed to create in any way whatsoever any obligation on the Company’s part to notify the Participant regarding any pending expiration of the Options.
(h) Non-Transferability of Options. The Options may be exercised only by the Participant. The Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death or with the Company’s consent; provided that the Board may permit, on such terms as it determines appropriate (including, but not limited to, assurances as to compliance with all applicable securities and other laws) permit a transfer for estate planning purposes.
(i) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Participant, as the case may be, at the following addresses or to such other address as the Company or the Participant, as the case may be, shall specify by notice to the other:
(1)  if to the Company, to it at:
RSC Holdings Inc.
6929 E. Greenway Parkway
Scottsdale, Arizona 85254
Attention: Legal Department
(2)  if to the Participant, to the Participant at his or her most recent address as shown on the books and records of the Company or Subsidiary employing or retaining the Participant; and
All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.
(j) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns under this Agreement. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective permitted successors or assigns under this Agreement any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(k) Waiver; Amendment.
(1) Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties: (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement, and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.
(2) Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed consistent herewith by the Participant and the Company.

(l) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant without the prior written consent of the Company.
(m) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.
(n) Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first above written and the Participant’s agreement to the terms hereof shall be evidenced by the Participant’s acceptance of the grant of this Option in the manner established by the Company. In the event the Participant’s acceptance of the grant of this Option is pursuant to electronic means, such acceptance shall be deemed to be the affixing of the Participant’s electronic signature to this Agreement with, to the extent permitted by law, the same and effect of a manually applied signature to this Agreement.

RSC HOLDINGS INC.
By:
	Name:	Erik Olsson
	Title:	President and Chief Executive Officer

Schedule A
Options

Total Number of Common Shares for the Purchase of Which Options have been Granted:	Option Price (Per Common Share):
[TOTAL SHARES GRANTED]	[OPTION PRICE]